Contacts:
Media: Lauren Burk at 703-469-1004 or lburk@fbr.com
Investors: Paul Beattie at 703-312-9673 or pbeattie@fbr.com

      FBR Announces Share Buyback Initiation and Comments on First NLC Unit

ARLINGTON, Va., March 13, 2007 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) (“FBR” or “the Company”) today announced that it intends to begin buying back its shares under an existing 14 million share buyback authorization.  The Company also announced today that it will explore strategic alternatives to maximize the value of First NLC (“FNLC”), its non-conforming mortgage origination business.

The Company stated that FNLC continues to have more than sufficient liquidity to meet all margin calls and is in compliance with all warehouse agreements.  FNLC has recently undertaken significant additional cost restructuring initiatives and has substantially modified its loan guidelines.  These guideline changes will result in meaningfully lower origination volumes in the near-term in addition to greater loan values.

The Company stated that there can be no assurances that any particular strategic alternative will be pursued or that any transaction will occur, or on what terms.  The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

Friedman, Billings, Ramsey Group, Inc. (FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets) subsidiary. FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. For the benefit of its shareholders, FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Deerfield Beach, Florida. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, on forms 10-K and 10-Q. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. The Company does not have any intention or obligation to update these forward-looking statements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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